UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DELTA PETROLEUM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT SPECIAL MEETING OF STOCKHOLDERS
PROPOSAL 1 — ISSUANCE OF COMMON STOCK
PROPOSAL 2 — AMENDMENT TO CERTIFICATE OF INCORPORATION
INFORMATION CONCERNING THE TRACINDA DESIGNEES TO OUR BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL STOCKHOLDERS AND MANAGEMENT
ABSENCE OF APPRAISAL RIGHTS
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
GENERAL AND OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
CAUTIONARY STATEMENT CONCERNING REPRESENTATIONS AND WARRANTIES CONTAINED IN THE STOCK PURCHASE AGREEMENT
ANNEX A

DELTA PETROLEUM CORPORATION
370 Seventeenth Street, Suite 4300
Denver, Colorado 80202
(303) 293-9133

[    ●    ], 2008

Dear Delta Stockholders:

On behalf of the Board of Directors, it is a pleasure to invite you to attend a special meeting of stockholders of Delta Petroleum Corporation to be held at 10:00 a.m. (MST) on [    ●    ], 2008, in Denver, Colorado at the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202. The special meeting is being called so that our stockholders may consider and act upon matters necessary to complete our previously announced agreement with Tracinda Corporation (“Tracinda”), a private investment corporation that is wholly owned by Kirk Kerkorian, to raise $684 million in additional capital through the issuance of 36 million shares of our common stock. At the special meeting, our stockholders will be asked to approve (1) the investment by Tracinda in Delta for 36 million shares of our common stock to Tracinda for $684 million, and (2) an amendment to our certificate of incorporation to increase the maximum authorized number of directors who serve on our Board of Directors in order to add five directors to be nominated by Tracinda.

Our Board of Directors has fixed the close of business on [    ●    ], 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any postponements or adjournments thereof. This proxy statement provides detailed information about the Tracinda transaction and the special meeting. We encourage you to read the entire proxy statement carefully.

We hope you can attend the meeting. Regardless of the number of shares you own, your vote is very important. Please ensure that your shares will be represented at the meeting by signing and returning your proxy card now, even if you plan to attend the meeting.

Thank you for your continued support.

Sincerely,

Roger A. Parker
Chairman of the Board and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [    ●    ], 2008

To the stockholders of Delta Petroleum Corporation:

As a stockholder of Delta Petroleum Corporation, a Delaware corporation (“Delta” or the “Company”), you are invited to be present in person or to be represented by proxy at the special meeting of Stockholders, to be held at the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, on [    ●    ], 2008, at 10:00 a.m. (MST) for the following purposes:

1. To consider and approve the issuance of 36,000,000 shares of our common stock to Tracinda Corporation (“Tracinda”) pursuant to the Company Stock Purchase Agreement dated as of December 29, 2007, by and between the Company and Tracinda Corporation; and

2. To amend our certificate of incorporation to increase the maximum authorized number of directors from eleven (11) to fifteen (15).

Stockholders of Delta of record at the close of business on [    ●    ], 2008 are entitled to vote at the meeting and all adjournments thereof. The effectuation of the Tracinda transaction is conditioned on the approval of Proposal 1. The Tracinda transaction will not be completed, even if all of the other conditions in the Company Stock Purchase Agreement are satisfied or waived, if the requisite stockholder approval on Proposal 1 is not received.

One-third of our outstanding shares of common stock on [    ●    ], 2008 must be represented at the meeting to constitute a quorum. Further, the affirmative vote of two-thirds of our outstanding shares of common stock as of [    ●    ], 2008 is required to amend our certificate of incorporation for Proposal 2 set forth above. Approval of Proposal 2 is not required for the Tracinda investment in Delta; however, because Tracinda will be entitled to nominate five directors to our board if the investment occurs, failure to approve Proposal 2 will require three of Delta’s existing directors to resign. Therefore, all stockholders are urged either to attend the meeting or to be represented by proxy. If a quorum is not present at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is Delta’s intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

In addition to being mailed to our stockholders, our proxy soliciting materials will be available on our website: www.deltapetro.com.

Whether or not you expect to attend the meeting in person, please complete, sign, date and return the accompanying proxy card in the enclosed business reply envelope as promptly as possible. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

By Order of the Board of Directors

Roger A. Parker
Chairman of the Board and Chief Executive Officer

Denver, Colorado
[    ●    ], 2008

DELTA PETROLEUM CORPORATION
370 Seventeenth Street, Suite 4300
Denver, Colorado 80202
(303) 293-9133

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
[    ●    ], 2008

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Delta Petroleum Corporation (“us,” “our,” “we,” or “Delta” or the “Company”) of proxies to be voted at a special meeting of stockholders to be held on [    ●    ], 2008, at the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, at 10:00 a.m. (MST), and at any postponement or adjournment thereof. Each stockholder of record at the close of business on [    ●    ], 2008, or the record date established by our Board of Directors, of shares of our common stock, par value $0.01 per share, will be entitled to one vote for each share so held. As of the record date, there were [    ●    ] shares of common stock issued and outstanding.

The purpose of the meeting is to vote on the following items:

1. the issuance of 36,000,000 shares of our common stock to Tracinda Corporation pursuant to the Company Stock Purchase Agreement dated December 29, 2007, by and between the Company and Tracinda Corporation; and

2. an amendment to our certificate of incorporation to increase the maximum authorized number of directors from eleven (11) to fifteen (15).

This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about [    ●    ], 2008.

How to Vote Your Shares

You may vote in person at the special meeting or by proxy. To ensure that your shares are represented at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting in person. Even if you vote by proxy, if you wish, you can revoke your proxy and vote in person at the special meeting. If you want to vote at the special meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain from the intermediary either proof of your ownership of such shares as of [    ●    ], 2008 or a proxy to vote your shares.

You may receive more than one proxy depending on how you hold your shares. If you hold your shares through someone else, such as a broker or a bank, you may get materials from them asking you how you want your shares to be voted at the special meeting.

Shares represented by properly executed proxy cards received by us at or prior to the special meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for: (i) the issuance of 36,000,000 of our common shares (the “Shares”) to Tracinda Corporation pursuant to the Company Stock Purchase Agreement dated December 29, 2007 by and between Delta and Tracinda (the “Stock Purchase Agreement”), and (ii) the amendment to our certificate of incorporation to increase the maximum authorized number of directors from eleven (11) to fifteen (15).

We have retained [    ●    ] as our proxy solicitor for the special meeting. The costs of solicitation, estimated at $[    ●    ], and expenses incurred in connection with preparing, assembling and mailing this proxy statement to stockholders will be borne by Delta. It is anticipated that solicitations of proxies for the special meeting will be made only by use of the mail; however, our proxy soliciting materials will be available on our website: www.deltapetro.com. We may use the services of our directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of our shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in the performance of that task.

The enclosed proxy may be revoked prior to the special meeting by written notice to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, or by written or oral notice to the Secretary at the special meeting prior to being voted.

The presence at the special meeting, in person or by proxy, of the holders of one-third of the shares of our common stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the special meeting (other than an adjournment or postponement of the special meeting). On the record date, we had [    ●    ] shares of common stock issued and outstanding. If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the special meeting.

Votes cast in favor of and against proposed actions (whether in person or by proxy) will be counted for us by our Secretary at the special meeting, but this count may be at least partially based upon information tabulated for us by our transfer agent or others. The affirmative vote of the majority of the outstanding shares of common stock present in person or by proxy will be required to approve the issuance of the Shares pursuant to the Stock Purchase Agreement. The affirmative vote of two-thirds of the outstanding shares of common stock will be required to amend the certificate of incorporation to increase the maximum authorized number of directors from eleven (11) to fifteen (15).

For purposes of determining whether any of the proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal. If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. In tabulating the voting results for Proposal 1 at the special meeting, shares that constitute broker non-votes will not be included in the vote total and therefore will have no effect on the outcome of the vote for Proposal 1. In tabulating the voting results for Proposal 2 at the special meeting, shares that constitute broker non-votes will not be included in the vote total and will therefore have the same effect as votes against Proposal 2 because the affirmative vote of two-thirds of the outstanding shares of common stock is required to amend the certificate of incorporation to increase the maximum authorized number of directors from eleven (11) to fifteen (15).

If a quorum is not present at the special meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the special meeting until a later date and to vote proxies received at such adjourned meeting(s).

PROPOSAL 1 — ISSUANCE OF COMMON STOCK

We are asking our stockholders to consider and approve the issuance of 36 million shares of our common stock pursuant to the Stock Purchase Agreement.

The Parties

Delta Petroleum Corporation.  Delta Petroleum Corporation is an oil and natural gas exploration and development company based in Denver, Colorado. Our core areas of operations are the Gulf Coast and Rocky Mountain regions, which comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects. Our common stock is traded on the NASDAQ Global Market under the symbol “DPTR.”

Tracinda Corporation.  Tracinda is a privately held Nevada corporation wholly-owned by Mr. Kirk Kerkorian. Tracinda’s principal business is buying, selling and holding selected equity securities. Mr. Kerkorian has served as chairman, president, chief executive officer, and sole director and stockholder of Tracinda for more than the past five years. Tracinda currently owns approximately 52.4% of the outstanding shares of common stock of MGM MIRAGE, a publicly traded development company with significant holdings in gaming, hospitality and entertainment.

Background and Purpose of Transaction

Over the course of the last nine months, we have experienced increased production from our continuing operations and identified significant additional exploration and development opportunities. In light of continued success and the perceived benefits that could be achieved through accelerated development drilling activities in our core areas, including the Piceance and Paradox Basins, our management and Board of Directors have been evaluating a variety of means to finance accelerated development and long-term drilling activities.

On December 2, 2007, the president and chief executive officer of Tracinda contacted our chief executive officer, Roger A. Parker, by telephone to express Tracinda’s interest in learning more about Delta and discussing a possible substantial equity investment in our Company. On December 3, 2007, our chief executive officer and other representatives of Delta met with the president and chief executive officer and other representatives of Tracinda to discuss our business and financing strategy. In the course of the meeting, we and representatives of Tracinda also discussed how the availability of additional investment capital might affect that strategy, particularly with respect to the stage of development to which we expect that we could advance our development drilling activities in the Piceance and Paradox Basins. In the meeting, Tracinda representatives expressed an interest in exploring an equity investment if it were of a size sufficient, in their view, to enable us to pursue a business strategy of accelerating our programs to a more advanced stage of development.

At a regularly scheduled Board of Directors meeting on December 17, 2007, members of management and the Board of Directors discussed the market value of our common stock. Our chief executive officer then informed the Board of Directors that he had been recently approached by Kirk Kerkorian regarding a potential investment by Tracinda in the Company and that he and other representatives of the Company had flown to Las Vegas, Nevada to meet with Mr. Kerkorian and two of his advisors for an introductory meeting on December 3, 2007. It was acknowledged that a strategic relationship with a large capital source could be beneficial to our stockholders, and management was authorized to pursue discussions with Mr. Kerkorian and Tracinda.

On December 19, 2007, Mr. Parker was contacted by a representative of Tracinda, who expressed Tracinda’s interest in pursuing a major equity investment in the Company by acquiring approximately a one-third interest in the Company through an acquisition of common stock from the Company at a price of $17.00 per share. Mr. Parker discussed other elements of the proposal and said he would discuss Tracinda’s proposal with the Board of Directors. The Company’s Board of Directors met in the late afternoon on December 19,

2007 and discussed the Tracinda proposal, the Board’s view of the Company’s value and alternatives to finance exploration and development expenses. The Board concluded that the valuation proposed by Tracinda was insufficient to merit proceeding. Mr. Parker communicated the Board’s position to Tracinda during the evening of December 19, 2007. Mr. Parker, at the direction of the Board of Directors, engaged the investment banks Morgan Stanley & Co. and Merrill Lynch & Co. as financial advisors to review the Tracinda Proposal.

Between December 19, 2007 and December 22, 2007, Mr. Parker, together with legal counsel, spoke by telephone on numerous occasions with representatives of Tracinda and its legal counsel to further explore the potential nature and structure of a possible financing transaction. On December 22, 2007, Tracinda informed Mr. Parker that it would increase its offer to $19.00 per share, and that this was its final proposal. Representatives of our management, including legal counsel, held discussions regarding the other terms of Tracinda’s proposal over the course of the following days with Tracinda, Tracinda’s legal counsel and members of our Board of Directors.

At a special Board of Directors meeting held on December 26 and 27, 2007, our management, the members of our Board of Directors, legal counsel and representatives of the financial advisors discussed the terms proposed by Tracinda and the nature of the discussions. During the recesses of such meeting our management and outside legal counsel continued negotiations with Tracinda and its legal counsel. Our Board of Directors considered, among other things, our business strategy, our financing strategy and needs, and alternatives to Tracinda’s proposal, including alternative financing transactions, potential strategic transactions, and the risks and benefits of, and likelihood of successfully completing, such a transaction or transactions relative to the transaction proposed by Tracinda. Among the benefits of Tracinda’s proposal considered by our Board of Directors were (a) the substantial premium over market prices over the past three months, (b) the financial flexibility that would be made available to us resulting from the proposed transaction, enabling us, among other things, to pay down our existing credit facility, deploy additional drilling rigs in our exploration and development plays, and more actively consider acquisition opportunities complementary to our existing activities, and (c) the expectation that our business strategy, together with our greater financial resources, would result in increased reserves and cash flow per share and an increased market price for our current stockholders. Our Board of Directors also considered, among other things, (i) the influence that could be exercised by Tracinda as a significant stockholder with the rights to nominate a minority of our Board of Directors and to approve or disapprove certain actions by Delta, (ii) negative covenants whereby Tracinda would refrain from taking certain actions for twelve months following the offering, and (iii) termination provisions, including due diligence and fiduciary out provisions.

During a subsequent Board of Directors meeting convened on December 29, 2007, the Board of Directors, management, and outside legal counsel considered the transaction proposed by Tracinda and reviewed the terms and conditions of the final form of the Stock Purchase Agreement. After an extensive discussion of the terms and conditions of the Stock Purchase Agreement, a review of the benefits and risks associated with the proposed transaction, presentations by the Company’s financial advisors and the absence of more favorable financing, our Board of Directors unanimously approved entry into the Stock Purchase Agreement, to propose to our stockholders an amendment to our certificate of incorporation to increase the maximum authorized number of directors from eleven (11) to fifteen (15), and certain related matters. Following such approval, we entered into the Stock Purchase Agreement with Tracinda, effective December 29, 2007, pursuant to which Tracinda agreed to invest $684 million to acquire 36,000,000 newly issued common shares from Delta at $19.00 per share.

Required Vote

If a quorum for the special meeting is satisfied, the affirmative vote of a majority of the total votes present, in person or by proxy, at the meeting on Proposal 1 is required for approval of Proposal 1.

Recommendation of the Board of Directors

Our Board of Directors has unanimously approved the issuance of the Shares pursuant to the Stock Purchase Agreement and determined that the Tracinda transaction is advisable and in the best interest of the stockholders and recommends that you vote FOR Proposal 1.

Prior to approving the Stock Purchase Agreement, our Board of Directors considered various alternatives to the Tracinda transaction. In approving the Tracinda transaction, our Board of Directors concluded that the Tracinda transaction presented the best course of action for us at this time. Our Board of Directors decided not to pursue the other alternatives considered. These alternatives would have been to the exclusion of the Tracinda transaction without any assurance that a better offer or transaction could be realized.

The material factors considered by our Board of Directors in making such recommendation include the following:

•	the fairness of the price to be received by us;

•	the substantial premium to market value represented by the price to be paid by Tracinda;

•	our desire for additional capital to accelerate development and enhance stockholder value; and

•	the financial flexibility made available to us as a result of the Tracinda transaction, which will, among other things, enable us to accelerate development drilling activities in our core areas, including the Piceance and Paradox Basins.

Use of Proceeds

We currently intend to use the net proceeds from the Tracinda transaction to pay down our existing credit facility, fund the deployment of additional rigs to the Piceance and Paradox Basins for accelerated development drilling activities, fund the Company’s long-term drilling programs, and allow for increased acquisition activity, consistent with our strategy to pursue complementary acreage and working interest acquisitions in our core areas.

As of the date of this proxy statement, we cannot predict with certainty all of the particular uses for the proceeds from the investment, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development drilling efforts and our operating costs and expenditures. Accordingly, our management will retain broad discretion in the allocation of net proceeds from the investment.

Effects of the Tracinda Transaction on Stockholders

Pursuant to the Stock Purchase Agreement, Tracinda will purchase 36 million shares of our common stock for $684 million, which will represent approximately 35% of the outstanding shares of our common stock. Additionally, for so long as Tracinda and its affiliates own at least 10% of our outstanding common stock, Tracinda will have the right to acquire its pro rata share of common stock or other securities exercisable for or convertible into common stock proposed to be sold or issued by Delta. Stockholders should consider the following factors which may affect them, as well as the other information contained in this proxy statement, in evaluating the proposal to approve the issuance of the Shares pursuant to the Stock Purchase Agreement.

Possible Effect on Market Price of Our Common Stock.  We are unable to predict the potential effects of the Tracinda transaction on the trading activity and market price of our common stock. We are also unable to predict the effects on the trading activity and market price of our common stock if the Tracinda transaction does not close, whether because Tracinda exercises its right to terminate based on its due diligence review (which must be exercised or waived on or before January 27, 2008) or otherwise. In connection with the Stock Purchase Agreement, we have granted Tracinda registration rights for the resale of the Shares to be issued to Tracinda pursuant to the Stock Purchase Agreement. These registration rights would facilitate the resale of Tracinda’s shares into the public market, and any resale of these shares would increase the number of shares of our common stock available for public trading. Sales by Tracinda of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

Tracinda will be a Significant Stockholder.  Upon the completion of the transaction, Tracinda will beneficially own approximately 35% of our outstanding common stock and will be our largest stockholder. As a significant stockholder, Tracinda will be able to significantly influence matters submitted to our stockholders for a vote. Pursuant to the Stock Purchase Agreement, Tracinda has certain rights, including the right to designate five members of our Board of Directors (which number will increase if, following twelve months after the issuance of the Shares, Tracinda increases its percentage of ownership of Delta), preemptive rights in connection with future equity issuances by us, and consent rights over certain types of actions.

Expansion of our Board of Directors.  At the closing of the Tracinda investment and upon approval of Proposal 2, our Board of Directors will be expanded to provide for fifteen members, five of whom will be designated by Tracinda. If our stockholders fail to approve Proposal 2, three of our current ten directors must resign to create vacancies for Tracinda designees.

Dilution.  The Tracinda transaction will have a substantial dilutive effect on an individual stockholder’s percentage voting power. The issuance may also have a dilutive effect on future earnings per share.

Finder’s Fee.  In connection with the Tracinda transaction, we entered into a Finder’s Fee Agreement with [Insert name] under which we will, upon consummation of the Tracinda investment, issue to [Insert name] 263,158 shares of our common stock. We have agreed to include these shares in the prospectus supplement to our selling stockholder shelf registration statement that we have agreed to file to register the Shares issued to Tracinda. The issuance of these additional shares would have a dilutive effect on an individual stockholder’s percentage voting power.

Summary of Terms of the Stock Purchase Agreement

The terms and conditions of the issuance of the Shares are set forth in the Stock Purchase Agreement. We have summarized the material provisions of the Stock Purchase Agreement below. The following summary is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which was filed as Exhibit 1.1 to our Form 8-K filed on December 31, 2007. We urge you to read the Stock Purchase Agreement carefully and in its entirety.

Investment.  Tracinda will purchase 36,000,000 shares of the Company’s common stock at a purchase price of $19.00 per share, which will result in an aggregate investment of $684 million.

Deposit.  On December 31, 2007, Tracinda paid us a deposit of $5,000,000. At the closing of the issuance of the Shares, the deposit will be credited against the total purchase price of $684 million. In the event of a termination of the Stock Purchase Agreement, the deposit would be returned to Tracinda or retained by us, as specified under the termination provisions of the Stock Purchase Agreement.

Closing.  The closing of the issuance and sale of the Shares shall occur, unless another time is agreed to in writing by Tracinda and us, two business days following the satisfaction or waiver of all conditions to close set forth in the Stock Purchase Agreement.

Tracinda’s Pro Rata Share Rights.  Until such time as Tracinda and its affiliates beneficially own less than 10% of our outstanding common stock, they will have pre-emptive rights to purchase their pro rata share in any of our future offerings of common stock or other securities exercisable for or convertible into our common stock.

Stockholder Special Meeting.  We have agreed to cause a special meeting of our stockholders to be called and held as soon as practicable for the purpose of voting on the approval of the Tracinda transaction and the amendment to our certificate of incorporation, and to solicit proxies from our stockholders to obtain the requisite vote on these matters. We have also agreed that, subject to our Board of Directors’ fiduciary duties under applicable law to the contrary, our Board of Directors will recommend to our stockholders the approval of the issuance of the Shares and the amendment to our certificate of incorporation to increase the maximum number of authorized directors.

Restrictive Covenants.  Until such time that Tracinda beneficially owns less than 15% of our outstanding common stock, we cannot take the following actions without the prior approval or written consent of a majority of our Board of Directors, which majority shall include a majority of Tracinda’s nominee directors:

•	amend, alter or repeal any provision of our certificate of incorporation or bylaws;

•	create, authorize or issue any preferred stock or rights to purchase or acquire any preferred stock, or solicit any proposals to engage in any of the foregoing;

•	liquidate, dissolve or wind-up the business and affairs of Delta;

•	merge, consolidate or engage in any similar transaction with any other person where our stockholders prior to the consummation of such transaction do not own a majority of the voting stock of the surviving corporation; or

•	sell, assign or transfer any of our or our subsidiaries’ assets having a value in excess of 50% of our total assets on a consolidated basis.

Standstill Provisions.  From the execution date of the Stock Purchase Agreement until twelve months after either a termination of the Stock Purchase Agreement or the issuance of the Shares, neither Tracinda nor its affiliates, without our prior written consent, may acquire beneficial ownership, or other options or rights to acquire beneficial ownership, of our common stock exceeding 49% of the total number of shares outstanding, or to become part of a group holding in excess of 49% of the shares outstanding. However, no such ownership in excess of 49% shall be deemed to have occurred solely due to (1) a stock split, reverse stock split, reclassification, reorganization or other transaction by us affecting any class of our outstanding capital stock generally, (2) a stock dividend or other pro rata distribution by us to holders of our outstanding capital stock, or (3) any increase in the percentage ownership by Tracinda of outstanding shares of our common stock resulting from any action taken by us, including the repurchase of shares of our common stock pursuant to any share repurchase or similar program.

Tracinda Nominees to Board of Directors.  Until such time that Tracinda beneficially owns less than 10% of our outstanding common stock, Tracinda will be entitled to designate a number of nominee directors to serve on our Board of Directors and each committee equal to its pro rata common stock ownership multiplied by the number of directors on the Board of Directors or committee (rounded to the nearest whole number); provided, however, that for the twelve months following the issuance of the Shares, Tracinda can only nominate the number of directors corresponding to its initial pro rata common stock ownership immediately following consummation of the transaction (approximately 35%).

Registration Rights.  We agreed to file a prospectus supplement to our selling stockholder shelf registration statement to register the Shares purchased by Tracinda. We agreed to file such prospectus supplement within fifteen business days following the closing of the transaction. We further to agreed use our reasonable best efforts to maintain the effectiveness of the registration statement, and all registration expenses are to be borne by us. The registration rights granted pursuant to the Stock Purchase Agreement are generally assignable by Tracinda to any of its affiliates.

Representations and Warranties.  We provided Tracinda with representations and warranties in the Stock Purchase Agreement customary for transactions of this nature, including representations and warranties addressing:

•	our and our subsidiaries’ corporate existence, qualification to conduct business and corporate standing and power;

•	our corporate authority to enter into, and carry out the obligations under, the Stock Purchase Agreement and the due execution, delivery and enforceability of the Stock Purchase Agreement;

•	the absence of conflicts, the completion of required filings, and obtaining any consents and approvals required to consummate the transactions contemplated by the Stock Purchase Agreement;

•	at the time of issuance, the due authorization, valid issuance, full payment and nonassessability of the Shares pursuant to the terms of the Stock Purchase Agreement;

•	the absence of the application of Section 203 of the General Corporation Law of Delaware or other state takeover laws;

•	our capitalization;

•	our filings with the SEC;

•	our financial statements;

•	the absence of any material adverse change since September 30, 2007;

•	the absence of undisclosed liabilities;

•	the absence of material pending or threatened litigation;

•	the absence of any violation or defaults regarding certain documents;

•	our title to real and personal property;

•	our title to intellectual property;

•	our taxes;

•	our licenses and permits;

•	the absence of labor disputes;

•	our compliance with environmental laws;

•	hazardous substances;

•	the absence of certain environmental proceedings and capital expenditures;

•	compliance with ERISA;

•	our disclosure controls;

•	our internal controls over accounting;

•	our insurance;

•	the absence of unlawful payments;

•	our compliance with money laundering laws;

•	our compliance with OFAC;

•	the absence of restrictions on our subsidiaries;

•	our oil and gas reserves;

•	the absence of any violation of margin rules;

•	the absence of indicia suggesting the material unreliability or inaccuracy of statistical and market data included in our public reports;

•	our compliance with currently effective rules under the Sarbanes-Oxley Act of 2002 (as amended);

•	the accuracy and completeness of information supplied by us in this proxy statement; and

•	the absence of undisclosed broker fees.

In addition, Tracinda made customary representations and warranties to us addressing:

•	its organization, the authorization, binding effect and enforceability of the Stock Purchase Agreement;

•	the absence of conflicts, the completion of required filings, and obtaining any consents and approvals required to consummate the transactions contemplated by the Stock Purchase Agreement;

•	its acquisition of the Shares for investment purposes and its status as an accredited investor under applicable securities laws;

•	the absence of undisclosed broker fees; and

•	that Tracinda does not beneficially own any shares of our common stock.

Certain of our representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Stock Purchase Agreement, “material adverse effect” means a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries taken a whole, or a material adverse effect on our ability to perform our obligations under the Stock Purchase Agreement; provided, however, that none of the following individually or in the aggregate, will be deemed to have a material adverse effect:

•	fluctuations in the market price of our common stock; or

•	any change or effect arising out of general economic conditions or conditions generally affecting the petroleum and natural gas industries.

The representations and warranties set forth in the Stock Purchase Agreement will be deemed to be made as of the issuance of the Shares and were made only for the purposes of the Stock Purchase Agreement and solely for the benefit of the parties to the Stock Purchase Agreement.

Conditions to Closing.  The parties’ respective obligations to the purchase and sale of the Shares are subject to the satisfaction or waiver of the following conditions:

•	no statute, rule or regulation shall have been enacted or promulgated by any governmental entity which prohibits the consummation of the purchase and sale of the Shares;

•	there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the purchase and sale of the Shares;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	obtaining the required consent or waiver under our credit facility for the Tracinda transaction; and

•	our stockholders’ approval of the issuance of the Shares.

Tracinda’s obligations to purchase the Shares are subject to the satisfaction or waiver of the following conditions:

•	the absence of any threatened or pending suit, action or proceeding by any governmental entity seeking to restrain or prohibit the consummation of the transaction;

•	the representations and warranties made by us set forth in the Stock Purchase Agreement being true and correct in all material respects as of the date of the closing of the issuance of the Shares;

•	our compliance in all material respects with all covenants, agreements and obligations contained in the Stock Purchase Agreement;

•	Tracinda’s satisfaction, in its sole discretion, with the results of its due diligence investigation of us (this condition is to be satisfied or waived on or before January 27, 2008);

•	the amendment of our certificate of incorporation to increase the authorized number of board members to fifteen or the resignation of a sufficient number of our current directors so that Tracinda may designate its nominees as set forth in the Stock Purchase Agreement; and

•	our taking of all actions necessary to elect Tracinda’s director nominees as of the closing of the issuance of the Shares.

Our obligations to sell and issue the Shares are subject to the satisfaction or waiver of the following conditions:

•	The absence of any threatened or pending suit, action or proceeding by any governmental entity seeking to restrain or prohibit the consummation of the transaction;

•	the representations and warranties made by Tracinda set forth in the Stock Purchase Agreement being true and correct in all material respects as of the date of the closing of the issuance of the Shares; and

•	Tracinda’s compliance with all covenants, agreements and obligations contained in the Stock Purchase Agreement.

Termination.  The Stock Purchase Agreement may be terminated in certain instances.

Either we or Tracinda may terminate the Stock Purchase Agreement if:

•	we and Tracinda mutually agree in writing to terminate the Stock Purchase Agreement;

•	the closing of the transaction contemplated by the Stock Purchase Agreement does not occur on or before April 30, 2008, provided that the party seeking to terminate has not caused the delay of, or prevented the occurrence of, the closing of the transaction;

•	a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Stock Purchase Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

•	our Board of Directors withdraws, modifies or amends its recommendation in favor of the transaction contemplated by the Stock Purchase Agreement in any manner adverse to Tracinda; provided, that the Board has determined in good faith that such action is necessary to fulfill its fiduciary duties under applicable law; or

•	our stockholders fail to approve the sale and issuance of the Shares pursuant to the Stock Purchase Agreement.

Tracinda may terminate the Stock Purchase Agreement if:

•	we exempt, for purposes of Section 203 of the Delaware General Corporation Law, any acquisition of shares of our common stock by any person or group other than Tracinda or its affiliates;

•	prior to the closing of the issuance of the Shares, we breach any representation, warranty, covenant or agreement in the Stock Purchase Agreement such that any of the closing conditions are not capable of being satisfied on or before April 30, 2008;

•	our stockholders fail to approve the amendment to our certificate of incorporation to increase the maximum authorized number of directors from eleven (11) to fifteen (15), unless a sufficient number of current directors resign such that Tracinda can still nominate its pro rata share of directors; or

•	it is not satisfied with the results of its due diligence investigation by January 27, 2007.

We may terminate the Stock Purchase Agreement if, prior to issuance of the Shares, Tracinda breaches any representation, warranty, covenant or agreement in the Stock Purchase Agreement such that any of the closing conditions are not capable of being satisfied on or before April 30, 2008.

Termination Fee.  The termination fee associated with a termination of the Stock Purchase Agreement is $5 million. The payment of a termination fee by us and the refund of Tracinda’s deposit depend on the provision pursuant to which the Stock Purchase Agreement is being terminated, but in no event will Tracinda forfeit its deposit and pay the termination fee. Further, neither party shall pay a termination fee and we shall refund Tracinda’s deposit if the Stock Purchase Agreement is terminated for any of the following reasons:

•	the mutual written consent of Delta and Tracinda;

•	the consummation of the Tracinda transaction has not occurred on or before April 30, 2008 (assuming neither party’s failure to fulfill its obligations under the Stock Purchase Agreement was the cause of, or resulted in, the failure of the Tracinda transaction to close by such date); or

•	our stockholders fail to approve the issuance of the Shares.

If Tracinda exercises its right to terminate based on its due diligence review (which must be exercised or waived on or before January 27, 2008) Delta will receive the termination fee.

Expenses.  All costs and expenses incurred in connection with the Tracinda transaction will be paid by the party incurring such expenses, regardless of whether or not the Shares are ultimately issued. However, we will reimburse Tracinda for all reasonable out-of-pocket fees and expenses that they incurred in connection with the Tracinda transaction (including counsel and financial advisor fees), up to a maximum of $1,000,000, if Tracinda terminates the Stock Purchase Agreement because (i) we exempted, for the purposes of Section 203 of the Delaware General Corporation Law, an acquisition of shares of common stock by a third party, or (ii) our stockholders failed to approve the issuance of the Shares.

PROPOSAL 2 — AMENDMENT TO CERTIFICATE OF INCORPORATION

Increase in the Authorized Number of Directors

We must increase the maximum authorized number of directors on our Board of Directors from eleven (11) to fifteen (15), or obtain the resignations of three (3) of our current directors, in order to satisfy a closing condition of the Stock Purchase Agreement. Rather than lose the institutional knowledge and experience possessed by nearly a third of our directors, our Board of Directors believes that it is advisable to amend Article 5 of our certificate of incorporation to increase the maximum authorized number of directors on our Board of Directors from eleven (11) to fifteen (15).

The Stock Purchase Agreement provides that Tracinda will, until such time as Tracinda and its affiliates beneficially own less than ten percent (10%) of our outstanding common stock, be entitled to designate a number of nominees for election to serve on our Board of Directors and each committee thereof equal to Tracinda’s pro rata common stock ownership multiplied by the number of directors on the Board or the committee (rounded to the nearest whole number). However, for a period of twelve (12) months following the closing of the issuance of the shares, the number of directors that Tracinda may nominate cannot exceed its initial pro rata common stock ownership immediately following consummation of the transaction (approximately 35%).

In addition to allowing us to meet our obligations under the Stock Purchase Agreement, our Board of Directors believes that an increase in the authorized size of our Board of Directors, and the subsequent nomination of new directors to fill the newly authorized board seats, will benefit the Board of Directors by augmenting the number of individuals whose views, opinions and experiences will contribute to making very important decisions regarding our Company. As our market capitalization will increase significantly following the issuance of the Shares pursuant to the Stock Purchase Agreement, we may be presented with new and unforeseen opportunities. The consideration and scrutiny of any such opportunities by an increased number of directors could benefit our stockholders by permitting our Board of Directors to make more broadly considered decisions.

The text of the amendment to increase the maximum authorized number of directors from eleven (11) to fifteen (15), in the form of the second amendment to our certificate of incorporation, is attached as Annex A to this proxy statement.

Recommendation of the Board of Directors

Our Board of Directors has unanimously approved the amendment to our certificate of incorporation to increase the maximum authorized number of directors from eleven (11) to fifteen (15) and has determined that this amendment to our certificate of incorporation is advisable and in the best interest of our stockholders and recommends that you vote FOR Proposal 2.

Required Vote

If a quorum for the special meeting is satisfied, the affirmative vote of at least two-thirds of the outstanding shares of our common stock, as of the record date, is required for approval of Proposal 2.

Effects of the Amendment to our Certificate of Incorporation

Stockholders should consider the following factors which may affect them, as well as the other information contained in this proxy statement, in evaluating the proposal to approve the amendment to our certificate of incorporation to increase the maximum authorized number of directors from eleven (11) to fifteen (15).

Additional Board Expenses.  Each director who is not an employee of the Company receives an annual retainer of $50,000, payable in monthly installments. Further, we reimburse our directors for costs incurred by them in traveling to and attending Board of Directors and committee meetings. The increase in the size of the Board of Directors, and the subsequent nomination of additional directors, would result in greater aggregate annual retainer fees payable to the Board of Directors. Also, the reimbursable expenses for convening a larger Board of Directors will be greater than our current expenses in that regard.

Possible Dilution from Future Issuance of Additional Shares.  At the discretion of our Board of Directors, each non-employee director is eligible to receive 6,000 shares of common stock per year. All such common stock is granted pursuant to our equity incentive plans and is generally awarded on the first business day of each year. Each grant of common stock is fully vested upon grant. The granting of such shares to additional members of our Board of Directors may reduce stockholders’ equity per share and will reduce the percentage ownership of common stock of existing stockholders.

INFORMATION CONCERNING THE TRACINDA DESIGNEES
TO OUR BOARD OF DIRECTORS

Following stockholder approval of Proposal 1 and Proposal 2, and the issuance of the Shares pursuant to the Stock Purchase Agreement, our Board of Directors would have fifteen members, five of which would be designated by Tracinda. The current ten members of our Board of Directors would continue to serve as our directors. The current size of the Board would be increased from ten to fifteen members, and the five vacancies would be immediately filled by the Tracinda designees. The five Tracinda designees would serve until the next annual meeting of the stockholders, and they, or replacement Tracinda nominees, would be nominated by the Company for election at the next annual meeting. You are not being asked to vote for the election of directors.

Continuing Directors

The following individuals are current directors who will continue as members of our Board of Directors after the Tracinda transaction.

Roger A. Parker has been a director since May 1987 and Chief Executive Officer since April 2002. He served as our President from May 1987 until February 2006 when he resigned to accommodate the appointment of John R. Wallace to that position. He was named Chairman of the Board on July 1, 2005. Since April 1, 2005, he has also served as Executive Vice President and Director of DHS Drilling Company (“DHS”). Mr. Parker also serves as President, Chief Executive Officer and Director of Amber Resources Company of Colorado (“Amber Resources”). He received a Bachelor of Science in Mineral Land Management from the University of Colorado in 1983. He is a member of the Independent Petroleum Association of the Mountain States (IPAMS). He also serves on other boards, including Community Banks of Colorado.

Hank Brown currently serves as the President of the University of Colorado. Prior to joining CU in June 2005 he was President and CEO of the Daniels Fund and served as the President of the University of Northern Colorado from 1998 to 2002. He served Colorado in the United States Senate (elected in 1990) and five consecutive terms in the U.S. House representing Colorado’s 4th Congressional District (1980-1988). He also served in the Colorado Senate from 1972-76. Mr. Brown was a Vice President of Monfort of Colorado from 1969 to 1980. He is both an attorney and a C.P.A. He earned a Bachelor’s Degree in Accounting from the University of Colorado in 1961 and received his Juris Doctorate Degree from the University of Colorado Law School in 1969. While in Washington, Mr. Brown earned a Master of Law Degree in 1986 from George Washington University.

Kevin R. Collins serves as Chief Executive Officer and President of Evergreen Energy Inc. Prior to his current position, Mr. Collins served as Executive Vice President — Chief Operating Officer until April 2007, Executive Vice President — Finance and Strategy from September 2005 to September 2006, and acting Chief Financial Officer from November 2005 until March 31, 2006. Mr. Collins also serves as a director of Quest Midstream Partners, L.P. From 1995 until 2004, Mr. Collins was an executive officer of Evergreen Resources, Inc., serving as Executive Vice President and Chief Financial Officer until Evergreen Resources merged with Pioneer Natural Resources in September 2004. Mr. Collins became a Certified Public Accountant in 1983 and has over 13 years’ public accounting experience. He has served as Vice President and a board member of the Colorado Oil and Gas Association, President of the Denver Chapter of the Institute of Management

Accountants, and board member and Chairman of the Finance Committee of IPAMS. Mr. Collins received his B.S. degree in Business Administration and Accounting from the University of Arizona.

Jerrie F. Eckelberger is an investor, real estate developer and attorney who has practiced law in the State of Colorado since 1971. He graduated from Northwestern University with a Bachelor of Arts degree in 1966 and received his Juris Doctor degree in 1971 from the University of Colorado School of Law. From 1972 to 1975, Mr. Eckelberger was a staff attorney with the Eighteenth Judicial District Attorney’s Office in Colorado. From 1975 to the present, Mr. Eckelberger has been engaged in the private practice of law in the Denver area. Mr. Eckelberger previously served as an officer, director and corporate counsel for Roxborough Development Corporation. Since March 1996, Mr. Eckelberger has engaged in the investment and development of Colorado real estate through several private companies in which he is a principal.

Aleron H. Larson, Jr. has operated as an independent in the oil and gas industry individually and through public and private ventures since 1978. Mr. Larson served as Chairman of the Board, Secretary and director of Delta, as well as Amber Resources, until his retirement on July 1, 2005, at which time he resigned as Chairman of the Board and as an executive officer of the Company. He ceased to be an officer or director of Amber Resources on January 3, 2006. Mr. Larson practiced law in Breckenridge, Colorado from 1971 until 1974. During this time he was a member of a law firm, Larson & Batchellor, engaged primarily in real estate law, land use litigation, land planning and municipal law. In 1974, he formed Larson & Larson, P.C., and was engaged primarily in areas of law relating to securities, real estate, and oil and gas until 1978. Mr. Larson received a Bachelor of Arts degree in Business Administration from the University of Texas at El Paso in 1967 and a Juris Doctor degree from the University of Colorado in 1970.

Russell S. Lewis is President and CEO of Lewis Capital, LLC, located in Harrisburg, Pennsylvania, which makes private investments in, and provides general business and M&A consulting services to, growth-oriented firms. He has been a member of our Board since June 2002. From February 2002 until January 2005, Mr. Lewis served as Executive Vice President and General Manager of VeriSign Name and Directory Services (VRSN) Group, which managed a significant portion of the internet’s critical .com and .net addressing infrastructure. For the preceding 15 years, Mr. Lewis managed a wireless transportation systems integration company. Prior to that time, Mr. Lewis managed an oil and gas exploration subsidiary of a publicly traded utility and was Vice President of EF Hutton in its Municipal Finance group. Mr. Lewis also served on the Board of Directors of Castle Energy Corporation prior to its merger with Delta in April 2006, and Advanced Aerations Systems, a privately held firm engaged in subsurface soil treatment. Mr. Lewis has a BA degree in Economics from Haverford College and an MBA from the Harvard School of Business.

Jordan R. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Drilling USA LP that is located in Houston, Texas, where he is responsible for drilling and development projects in a number of producing basins in the United States. He has served in such capacity for more than the past five years. Mr. Smith has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council, and is also Founder and Chairman of the American Junior Golf Association. Mr. Smith received Bachelors and Masters degrees in geology from the University of Wyoming in 1956 and 1957, respectively.

Neal A. Stanley founded Teton Oil & Gas Corporation in Denver, Colorado and has served as its President and sole stockholder since 1991. From 1996 to June 2003, he was Senior Vice President — Western Region for Forest Oil Corporation, Denver, Colorado. Since December 2005, Mr. Stanley has served as a member of the Board of Directors and Compensation Committee for Calgary-based Pure Energy Services Ltd., which is listed on the Toronto Stock Exchange under the symbol PSV. Mr. Stanley has thirty-two years of experience in the oil and gas business. Since 1995, he has been a member of the Executive Committee of the Independent Petroleum Association of Mountain States, and served as its President from 1999 to 2001. Mr. Stanley received a B.S. degree in Mechanical Engineering from the University of Oklahoma in 1975.

James B. Wallace has been involved in the oil and gas business for over 40 years and has been a partner of Brownlie, Wallace, Armstrong and Bander Exploration in Denver, Colorado since 1992. From 1980 to 1992, he was Chairman of the Board and Chief Executive Officer of BWAB Incorporated. Mr. Wallace

received a B.S. Degree in Business Administration from the University of Southern California in 1951. James B. Wallace is the father of John R. Wallace, the President and Chief Operating Officer of Delta.

John R. Wallace, President and Chief Operating Officer, joined Delta in October 2003 as Executive Vice President of Operations, was appointed President in February 2006 and has served as a director since June 2007. Since April 1, 2005, he has also served as Executive Vice President and Director of DHS. Mr. Wallace was Vice President of Exploration and Acquisitions for United States Exploration, Inc. (“UXP”), a Denver-based publicly-held oil and gas exploration company, from May 1998 to October 2003. Prior to UXP, Mr. Wallace served as president of various privately held oil and gas companies engaged in producing property acquisitions and exploration ventures. He received a Bachelor of Science in Geology from Montana State University in 1981. He is a member of the American Association of Petroleum Geologists and the Independent Producers Association of the Mountain States. Mr. Wallace is the son of James B. Wallace, a Director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table presents information concerning persons known by us to own beneficially 5% or more of our issued and outstanding common stock as of January 11, 2008.

	Amount and		Amount and
	Nature of		Nature of
	Beneficial		Beneficial
	Ownership		Ownership
	Before the		After the
	Tracinda	Percent of	Tracinda	Percent of
Name and Address of Beneficial Owner	Investment(1)	Class(2)	Investment(1)	Class(3)

Capital Group International, Inc.(4)	6,791,520	10.21%	6,791,520	6.62%
111100 Santa Monica Blvd. Los Angeles, CA 90025
Steinberg Asset Management, LLC(5)	5,943,896	8.93%	5,943,896	5.80%
12 East 49th Street, Suite 1202 New York, NY 10017
Touradji Capital Management, LP(6)	4,363,930	6.56%	4,363,930	4.26%
101 Park Avenue, 48th Floor New York, NY 10178
GLG Partners LP(7)	3,616,876	5.44%	3,616,876	3.53%
1 Curzon Street London W1J 5HB United Kingdom
Vega Petroleum Limited(8)	3,007,671	4.52%	3,007,671	2.93%
12 York Gate London, NW1 4QS United Kingdom
Tracinda Corporation	—	—	36,000,000	35.11%
150 Rodeo Dr., Ste. 250 Beverly Hills, CA 90212

(1)	We have an authorized capital of 300,000,000 shares of $.01 par value common stock. We also have an authorized capital of 3,000,000 shares of $.01 par value preferred stock.

(2)	As of January 11, 2008, 66,543,510 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

(3)	Percentage ownership after the Tracinda investment takes into account the 36 million shares to be issued to Tracinda and assumes that the change in ownership percentage since January 11, 2008 is solely as a result of the consummation of the Tracinda investment.

(4)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2007. The Schedule 13G/A was filed on behalf of Capital Group International, Inc. and Capital Guardian Trust Company. The Schedule 13G/A discloses that Capital Group International, Inc. has sole voting power over 5,112,420 shares and sole dispositive power over 6,791,520 shares; however, it disclaims beneficial ownership of such shares. At the time of filing, Capital Guardian Trust Company reported being a registered investment advisor that has sole voting power over 4,824,420 shares and sole dispositive power over 6,503,520 shares; however, it also disclaims beneficial ownership of such shares.

(5)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 5, 2007. The Schedule 13G/A was filed on behalf of Steinberg Asset Management LLC and Michael A. Steinberg. At the time of filing, Steinberg Asset Management LLC reported being a registered investment advisor that has sole voting power over 5,107,216 shares and sole dispositive power over 5,943,896 shares. Michael A.

Steinberg reported having sole voting and dispositive power over 120,850 shares. The Schedule 13G/A reported that the reporting persons beneficially owned 5,943,896 shares.

(6)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 14, 2007. The Schedule 13G/A was filed on behalf of Touradji Capital Management, LP, Touradji Global Resources Master Fund, Ltd. and Paul Touradji. At the time of filing, Touradji Capital Management, LP reported being a registered investment advisor that has shared voting and dispositive power over 4,363,930 shares. Paul Touradji also reported having shared voting and dispositive power over 4,363,930 shares and Touradji Global Resources Master Fund, Ltd. reported having shared voting and dispositive power over 3,499,145 shares.

(7)	This disclosure is based on a Schedule 13G filed with the SEC on August 3, 2007. The Schedule 13G was filed on behalf of GLG Partners, LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, and Emmanuel Roman. At the time of filing, GLG Partners, LP reported being an investment manager to certain GLG funds. GLG Partners Limited reported being the General Partner of GLG Partners, LP. Messrs. Gottesman, Lagrange and Roman reported being managing directors of GLG Partners Limited. Each reporting person reported having shared voting and dispositive power over 2,502,018 shares of common stock, $6,000,000 aggregate principal amount of 3 3/4% Convertible Senior Notes due 2037 convertible into 197,758 shares of common stock, and options to purchase 917,100 shares of common stock. Each reporting person also disclaimed beneficial ownership of all shares owned by the GLG funds, except for its pecuniary interest therein.

(8)	This disclosure is based on a Schedule 13G filed with the SEC on March 27, 2007. At the time of filing, the reporting person reported having sole voting and dispositive power over 3,007,671 shares representing 5.2% of our outstanding common stock; however it disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therefrom and 200,000 shares, which it holds for itself.

Security Ownership of Management

The following table contains information about the beneficial ownership (unless otherwise indicated) of our common stock as of January 11, 2008 by:

•	each of our current directors and the Tracinda designees;

•	each executive officer; and

•	all current directors and current executive officers as a group.

	Amount and			Amount and
	Nature of			Nature of
	Beneficial			Beneficial
	Ownership			Ownership
	Before the			After the
	Tracinda		Percent of	Tracinda		Percent of
Name and Address of Beneficial Owner	Transaction(1)		Class(2)	Transaction(1)		Class(3)

Roger A. Parker	2,054,552	(4)	3.01%	2,054,552	(4)	2.0%
Kevin K. Nanke	768,913	(5)	1.15%	768,913	(5)		*
John R. Wallace	746,161	(6)	1.12%	746,161	(6)		*
Aleron H. Larson, Jr.	587,500	(7)	*	587,500	(7)		*
Stanley F. Freedman	286,255	(8)	*	286,255	(8)		*
Russell S. Lewis	146,159	(9)	*	146,159	(9)		*
James B. Wallace	106,500	(10)	*	106,500	(10)		*
Jerrie F. Eckelberger	55,000	(11)	*	55,000	(11)		*
Neal A. Stanley	36,000	(12)	*	36,000	(12)		*
Jordan R. Smith	34,000	(13)	*	34,000	(13)		*
Kevin R. Collins	18,000	(14)	*	18,000	(14)		*
Hank Brown	13,000	(15)	*	13,000	(15)		*
All executive officers and current directors as a Group (12 persons)	4,853,040	(16)	7.13%	4,853,040	(16)	4.66%

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our common stock.

(1)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of January 11, 2008, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)	We have 300,000,000 shares of $.01 par value common stock, of which 66,543,510 shares were issued and outstanding as of January 11, 2008. We also have an authorized capital of 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(3)	Percentage ownership after the Tracinda investment takes into account the 36 million shares to be issued to Tracinda and assumes that the change in ownership percentage since January 11, 2008 is solely as a result of the consummation of the Tracinda investment.

(4)	Includes 1,264,883 shares of common stock owned directly, 39,669 unvested restricted shares and 600,000 unearned performance shares owned by Mr. Parker. Also includes options to purchase 150,000 shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2008.

(5)	Consists of 160,328 shares of common stock owned directly, 19,835 unvested restricted shares and 240,000 unearned performance shares owned by Mr. Nanke. Also includes options to purchase 348,750 shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2008.

(6)	Includes 11,626 shares of common stock owned directly, 19,835 unvested restricted shares and 420,000 unearned performance shares owned by Mr. John Wallace. Also includes options to purchase 287,500 shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2008. In addition, Mr. Wallace owns an economic interest in 7,200 shares of common stock relating to his ownership interest in a family trust.

(7)	Consists of 13,000 shares of common stock owned by Mr. Larson directly. Also includes options to purchase 570,000 shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2008. Also includes 4,500 shares held by his daughter.

(8)	Includes 6,255 shares of common stock owned directly, 40,000 unvested restricted shares and 240,000 unearned performance shares owned by Mr. Freedman.

(9)	Includes 92,159 shares of common stock owned directly by Mr. Russell S. Lewis and options to purchase 54,000 shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2008.

(10)	Includes 50,000 shares of common stock owned directly by Mr. James B. Wallace and options to purchase 56,500 shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2008.

(11)	Includes 20,000 shares of common stock owned directly by Mr. Jerrie F. Eckelberger and options to purchase 34,000 shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2008. Also includes 1,000 shares held by his children.

(12)	Includes 23,000 shares of common stock owned directly by Mr. Stanley and options to purchase 14,000 shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2008.

(13)	Includes 20,000 shares of common stock owned directly by Mr. Smith and options to purchase 14,000 shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2008.

(14)	Includes 18,000 shares of common stock owned directly by Mr. Collins.

(15)	Includes 13,000 shares of common stock owned directly by Mr. Brown.

(16)	Includes all warrants, options and shares referenced in footnotes (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14) and (15) above as if all warrants and options had been exercised and as if all resulting shares were voted as a group.

ABSENCE OF APPRAISAL RIGHTS

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to either of the proposals to be acted upon at the special meeting.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

The December 28, 2007 deadline has already passed for stockholder proposals to be included in the Board of Directors’ solicitation of proxies for the Annual Meeting of Stockholders to be held in May 2008. Please contact Stanley F. Freedman, Executive Vice President and Secretary, at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 if you have any questions regarding this matter.

GENERAL AND OTHER MATTERS

The Board of Directors knows of no matter, other than those referred to in this proxy statement, which will be represented at the special meeting. However, if any other matters are properly brought before the special meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters.

The cost of preparing, assembling, and mailing this proxy statement, the enclosed proxy card and the Notice of the special meeting will be paid by us. Additional solicitation by mail, internet, telephone, telegraph or personal solicitation may be done by our directors, officers and regular employees. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of common stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by us for their reasonable expenses.

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials by notifying us in writing at: 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 293-9133, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

WHERE YOU CAN FIND MORE INFORMATION

You may obtain, without charge, a copy of our annual report on Form 10-K, including the financial statements and exhibits thereto, by written request to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and the web site maintained by the SEC at www.sec.gov.

We filed a Current Report on Form 8-K on December 31, 2007 reporting the execution of the Stock Purchase Agreement by us and Tracinda. A copy of the Stock Purchase Agreement was filed as an exhibit to the Form 8-K.

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast,” and other similar words. Forward-looking statements in this proxy statement include statements regarding the following:

•	completion of the Tracinda transaction;

•	use of the proceeds from the Tracinda transaction; and

•	the amendment to our certificate of incorporation.

The forward-looking statements in this proxy statement reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements contained herein. Except as required by law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

CAUTIONARY STATEMENT CONCERNING REPRESENTATIONS AND WARRANTIES
CONTAINED IN THE STOCK PURCHASE AGREEMENT

You should not rely upon the representations and warranties contained in the Stock Purchase Agreement or the descriptions of such representations and warranties in this proxy statement, as factual information about us or Tracinda. These representations and warranties were made only for purposes of the Stock Purchase Agreement and the related agreements, were made solely to us or Tracinda, as applicable, as of the dates indicated therein and are subject to modification or qualification by other disclosures made by us. The representations and warranties are reproduced and summarized in this proxy statement solely to provide information regarding the terms of the Stock Purchase Agreement and not to provide you with any other information regarding us or Tracinda. Information about us can be found elsewhere in this proxy statement and in other public filings we make with the SEC. Information about Tracinda can also be found elsewhere in this proxy statement.

ANNEX A

FORM OF
SECOND AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
DELTA PETROLEUM CORPORATION
a Delaware Corporation

* * * * *

Pursuant to Section 242
of the Delaware General Corporation Law
* * * * *

Delta Petroleum Corporation, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that:

1. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 7, 2005.

2. The Corporation filed its First Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on January 31, 2006.

3. This Second Amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4. The first paragraph of Section 5.1 of the Certificate is hereby amended to read as follows:

“Authority, Number and Election of Directors.  The affairs of the Company shall be conducted by the Board of Directors. The number of directors of the Company shall be fixed from time to time in the manner provided in the bylaws of the Company and may be increased or decreased from time to time in the manner provided in the bylaws; provided, however, that except as otherwise provided in this Article 5, the number of directors shall not be less than three (3) nor more than fifteen (15). Election of directors need not be by written ballot except and to the extent provided in the bylaws.”

5. Except as provided in this amendment, the Certificate is unchanged and remains in full force and effect.

* * * * *

A-1

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Certificate of Incorporation to be executed by its duly authorized officer as of the [    ●    ] day of [    ●    ], 2008.

Delta Petroleum Corporation,
a Delaware corporation

By:
Name:

Title:

A-2

DELTA PETROLEUM CORPORATION
PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Roger A. Parker and Stanley F. Freedman, or each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Special Meeting of Stockholders of Delta Petroleum Corporation, to be held at the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, on [     •     ], 2008, at 10:00 a.m. (MST), and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

(Check One)
		For	Against	Abstain
Proposal 1:	To approve the issuance of 36,000,000 shares of the Company’s common stock to Tracinda Corporation pursuant to the Company Stock Purchase Agreement dated as of December 29, 2007, by and between the Company and Tracinda Corporation.	☐	☐	☐

(Check One)
		For	Against	Abstain
Proposal 2:	To approve the second amendment to the Company’s certificate of incorporation to increase the maximum authorized number of directors from eleven (11) to fifteen (15).	☐	☐	☐
     In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof. Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. All prior proxies are revoked. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business. Receipt is hereby acknowledged of the Notice of special meeting and proxy statement.

Signature	Signature (if jointly held)

Print Name	Print Name

Dated	Dated
     (Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.)
PLEASE MARK, DATE, SIGN AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.